Exhibit 10.2

NON-COMPETITION, NON-SOLICITATION
AND NON-DISCLOSURE AGREEMENT
This Non-Competition, Non-Solicitation and Non-Disclosure Agreement (this "Agreement") is made this 24th day of February, 2017, by and among LSI Industries Inc., an Ohio corporation ("LSI") and Dennis W. Wells  ("Executive").
WITNESSETH:
WHEREAS, LSI and its affiliates and subsidiaries are engaged in the business of designing, engineering, manufacturing and marketing a broad array of lighting and graphics products for commercial/industrial lighting applications and corporate visual image programs (the "Business")
WHEREAS, Executive was initially employed as LSI's Chief Operating Officer and subsequently promoted to Chief Executive Officer on October 22, 2014 and LSI's President on October 29, 2014;
WHEREAS, the parties entered into an Employment Agreement as of October 1, 2014, which is being modified by an Amended and Restated Employment Agreement (the "Amended Employment Agreement") contemporaneously with this Agreement providing for, among other things, increased compensation and severance benefits, and in return, LSI seeks a renewal and restatement of Executive's commitment to LSI as described herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, LSI and the Executive hereby agree, as follows:
1. Restrictions on Use and Disclosure of Information.
(a) General Restrictions.  Executive hereby acknowledges that, as a result of his relationship with the Company, including, but not limited to his beneficial interest in LSI and roles in the management and operation of the Business, Executive has acquired trade secrets, proprietary data and confidential information related to the Business.  Executive agrees that he will not, without the express written consent of LSI, at any time, directly or indirectly, communicate, disclose or divulge to, any person, nor use for his own benefit or the benefit of any person, any of the trade secrets, proprietary data or confidential information related to the Business.  Executive agrees that such trade secrets, proprietary data and confidential information include, but are not limited to, the following:  existing and contemplated projects; joint ventures; research and development programs; work product, business, accounting and financial information and data (except that Executive may provide such information and data to his financial and legal advisors in connection with the filing of tax returns); marketing plans; pricing, methods and processes involved in developing, manufacturing, distributing and selling products and services; lists and/or identities of customers, distributors, suppliers and prospective clients; information relating to inventions, modifications, discoveries, designs, developments, improvements, enhancements, processes, formulas, data, techniques, computer programs, frameworks, methodology, analytical approaches, works of authorship, know-how, trade secrets, other intellectual property or licensing arrangements; and the identity of any persons or entities associated with or engaged as partners, employees, consultants, advisers and/or agents of LSI (collectively, the "Restricted Information").
(b) Disclosure in Proceedings.  Notwithstanding the foregoing, Executive may disclose Restricted Information only to the extent that disclosure thereof is required by a court or other governmental agency of competent jurisdiction, provided that Executive promptly notifies LSI of any such demand, order or threat (and in any event prior to any such disclosure) and reasonably cooperates with LSI in obtaining any available protective order or the equivalent prior to the disclosure of such Restricted Information.  LSI agrees to indemnify and hold Executive harmless from and against his refusal to submit to a demand to disclose such Restricted Information and all fees, costs, or expenses incurred by him (including reasonable attorneys fees and disbursements) in responding to or contesting such demand or cooperating with LSI in obtaining such protective order or equivalent, or in refusing to furnish such Restricted Information.
2. Non-Solicitation.  During the period of Executive's employment with LSI and for a period of twelve (12) months after employment with LSI ends for any reason, Executive shall not, directly or indirectly: (a) intentionally or knowingly solicit, divert, take away, accept or attempt to divert or take away any business in which LSI was engaged immediately prior to the date hereof, from any customer of LSI or any active prospective customer of LSI with whom Executive became aware or with whom Executive had contact while employed by or a beneficial owner of the Company; or (b) intentionally recruit, solicit, induce or encourage, or attempt to recruit, solicit, induce or encourage any former, current or future employee of LSI, or any person, independent contractor, agent, consultant or supplier of LSI to terminate such person's employment or other relationship with, or otherwise cease to provide or reduce such person's supply of goods and/or services.
3. Non-Disparagement.  Executive shall not disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about LSI or any of its present or past equity holders, directors, officers, members, partners, employees or agents.
4. Non-Competition.  During the period of Executive's employment with LSI and for a period of six (6) months following Executive's employment if Executive's employment is terminated by LSI for "Cause", Executive shall not, directly or indirectly, whether as principal, agent, employee, director, consultant, stockholder, partner, member or in any other capacity, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his name to, invest or have any financial or other interest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity anywhere in North America and any additional geographic territories where LSI operates that is competitive with the Business; provided, however, that this provision shall not prohibit Executive from acquiring, solely as a passive investment, securities of any entity listed on a national securities exchange or regularly traded in the over-the-counter market if Executive does not own, collectively, five percent (5%) or more of any class of securities of such entity.

For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) indictment for, conviction of, or plea of guilty or no contest by the Executive to a felony, or of any criminal act; (ii) the unreasonable deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement, his employment duties hereunder (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive's commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury  or economic harm to the Company; (v) a deliberate or material violation of a written material Company policy; or (vi) a material breach of this Agreement (or any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.
5. Remedies and Enforceability.  In addition to any other rights or remedies that may be available, LSI shall be entitled to immediate injunctive relief (including the issuance of a temporary restraining order, preliminary and permanent injunction, if applicable) or other appropriate equitable relief in any court of competent jurisdiction, upon the occurrence of a breach by Executive of any of the terms of this Agreement.  Executive acknowledges and agrees that a violation of the restrictive covenants set forth in this Agreement will cause irreparable harm to LSI, that the remedy at law for the same would be inadequate, and that damages would be difficult to determine, and Executive therefore consents to the imposition of equitable remedies, including injunctive relief without the requirement of a bond, if LSI seeks equitable relief as a remedy as set forth in this Agreement.
6. Enforceability.  If a court of competent jurisdiction determines that any of the provisions or restrictions of this Agreement are invalid or unenforceable by reason of being unreasonably vague or unreasonable as to the scope of coverage, length of time or geographical area, or for any other reason, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion hereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.
7. Severability.  If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
8. Entire Agreement and Amendments.  This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof.
9. Successors and Assigns.  This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.
10. Waiver.  No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party.  The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.
11. Governing Law.  This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio.
12. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.
The parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

LSI INDUSTRIES INC.

By: /s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial Officer

/s/ Dennis W. Wells
Dennis W. Wells
Chief Executive Officer